Exhibit 3.4

LIMITED LIABILITY COMPANY AGREEMENT

OF

AA GROUP (U.S.) - A LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”), dated as of November 3, 2010, of AA Group (U.S.) - A LLC, a Delaware limited liability company (the “Company”), is entered into by the undersigned (the “Member”).

The Member hereby forms a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act, as amended from time to time (the “Act”), and hereby agrees as follows:

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. Name. The name of the limited liability company is AA Group (U.S.) - A LLC (the “Company”).

2. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3. Members. The name and mailing address of the Member is as follows:

Name	Address
Viking	c/o Avista Capital Partners
Acquisition Inc.	65 E. 55th Street
18th Floor
New York, NY 10022

4. Capitalization. The Member’s interest in the Company, including the Member’s interest, if any, in the capital, income, gains, losses, deductions and expenses of the Company, and the right to vote, if any, on matters affecting the Company or the Member’s interest therein, as provided by the Delaware Act or this Agreement, shall be represented by 100 units of limited liability company interest (each a “Unit”). All Units issued hereunder shall be issued in uncertificated form.

5. Capital Contributions by the Members. The Member shall not be obligated to make capital contributions to the Company and the Units shall be nonassessable.

6. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated entirely to the Member, and the Member’s distributive share of income, gain, loss, deduction, or credit (or item thereof) shall be determined and allocated in a manner that as closely as possible gives economic effect to Section 7 to the fullest extent permitted by §§ 704(b) and (c) of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder.

7. Distributions. Distributions shall be made to the Member at the time determined by the Board and shall be distributed to the Member in proportion to the relative number of Units held by the Member.

8. Board of Managers.

(a) Establishment. There is hereby established a board of managers (the “Board”) comprised of natural Persons (the “Managers”) having the authority and duties set forth in this Agreement and the Delaware Act. For all business that is put to the vote of the Board, each Manager of the Company shall be entitled to one (1) vote. Any decisions to be made by the Board shall require the approval of a majority of the Board. Except as provided in the immediately preceding sentence, no Manager acting alone, or with any other Manager or Managers, shall have the power to act for or on behalf of, or to bind the Company in his or her capacity as a Manager. Each Manager shall be a “manager” (as that term is defined in the Delaware Act) of the Company, but, notwithstanding the foregoing, no Manager shall have any rights or powers beyond the rights and powers granted to such Manager in this Agreement. Managers need not be residents of the State of Delaware.

(b) Powers. The business and affairs of the Company shall be managed by or under the direction of the Board. All actions outside of the ordinary course of business of the Company, to be taken by or on behalf of the Company, shall require the approval of the Board. Managers shall have the duties, powers and rights of Managers under Delaware law applicable to directors of corporations organized under the Delaware General Corporation Law.

(c) Number of Managers: Term of Office. The authorized number of Managers shall, as of the date hereof, be two (2) Managers and hereafter the authorized number of Managers may be increased or decreased by the Board. The Managers shall, except as hereinafter otherwise provided for filling vacancies, be elected by vote of the Member and shall hold office until their respective successors are elected or until their earlier death, resignation or removal. The initial Managers shall be David Lundstedt and Derek Gordon; and such persons shall hold office as a Manager until his or her respective successor is elected or until his or her earlier death, resignation or removal.

(d) Removal. The Board may remove, with or without cause, any Manager and fill the vacancy, although less than a quorum, and any Manager so elected to fill any such vacancy shall hold office until his successor is elected or until his earlier death, resignation or removal.

(e) Resignation. A member of the Board of Managers may resign at any time by giving written notice to that effect to the Company. Any such resignation shall take effect at the time of the receipt of that notice or any later effective time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any vacancy caused by any such resignation or by the death of any Manager or any vacancy for any other reason may be filled by a majority of the Board, although less than a quorum, and any Manager so elected to fill any such vacancy shall hold office until his successor is elected or until his earlier death, resignation or removal.

(f) Meetings of the Board. The Board shall meet at such time and at such place (either within or without the State of Delaware) as the Board may designate. Meetings of the Board shall be held on at least three (3) Business Days’ (if the meeting is to be held in person) or two (2) Business Days’ (if the meeting is to be held by telephone communications) prior written notice to the Managers, or upon such shorter notice as may be approved by all of the Managers. Any Manager may waive such notice as to himself. A record shall be maintained by the Secretary of the Company of each meeting of the Board.

(g) Conduct of Meetings. Any meeting of the Managers may be held, and any Manager may attend and vote and be present at a meeting, in person (including by proxy given to another Manager) or telephonically.

(h) Quorum. The presence (in person, telephonically, by proxy or by operation of this Section 8(h)) of a majority of the Board shall constitute a quorum of the Board for purposes of conducting business. At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting. If a quorum shall not be present at any meeting of the Board, then Managers having a majority of the votes of the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(i) Attendance and Waiver of Notice. Attendance by a Manager at any meeting (in person, telephonically or by proxy) shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

(j) Actions Without a Meeting. Notwithstanding any provision contained in this Agreement, any action of the Board may be taken by written consent without a meeting. Any such action taken by the Board without a meeting shall be effective only if the written consent or consents are in writing, set forth the action so taken, and are signed by a majority of the Board.

(k) Compensation of the Managers. Managers, as such, shall not receive any stated salary for their services, but shall receive such reasonable compensation for their services as may be from time to time agreed upon by a majority of the Board. In addition, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Board, provided that nothing contained in this Agreement shall be construed to preclude any Manager from serving the Company or any of its subsidiaries in any other capacity and receiving reasonable compensation for such service.

9. Officers. The officers of the Company, if any, shall be appointed by the Board in its sole discretion. The initial officers of the Company are set forth on Schedule 1 attached hereto. Unless such appointment provides otherwise, each officer so appointed shall have such powers and duties as are provided in the following:

(a) Chief Executive Officer. Subject to the direction of the Board, the Chief Executive Officer shall have, and exercise, direct charge of, and general supervision over, the business and affairs of the Company, and the Chief Executive Officer shall perform all duties incident to the office of a Chief Executive Officer in a corporation organized under the Delaware General Corporation Law.

(b) President. The powers, duties, and responsibilities of the Vice Presidents shall be fixed by the President, with the approval of the Board, and the President shall perform all duties incident to the office of a President in a corporation organized under the Delaware General Corporation Law.

(c) Vice Presidents. The powers, duties, and responsibilities of the Vice Presidents shall be fixed by the President, with the approval of the Board. A Vice President may be designated as an Executive Vice President, a Senior Vice President or a Vice President with a functional title.

(d) Secretary. The Secretary shall attend all meetings of the Board and record their proceedings, unless a temporary secretary is appointed. The Secretary shall give due notice, as required, of all meetings of the Board, and the Secretary shall keep, or cause to be kept, at a place or places required by law, a record of the members and officers of the Company, giving the names and addresses of all such members and officers. The Secretary shall be the custodian of all records, contracts, leases and other papers and documents of the Company, unless otherwise directed by the Board, and shall perform such other duties as the Board, or the President, may designate. In the case of the Secretary’s absence or incapacity, the President may designate an appropriate officer to perform the duties of the Secretary.

(e) Subordinate Officers. Each subordinate officer shall hold office for such period, have such authority, and perform such duties as the Board may prescribe. The Board may from time to time authorize any officer to appoint and remove subordinate officers and to prescribe the powers and duties thereof. Each such officer shall also have such additional powers and duties as from time to time may be conferred by the Board. Any number of offices may be held by the same person. Each officer shall hold office until his or her successor shall be duly appointed and shall qualify or until his or her death, until he or she shall resign, or until he or she shall have been removed, either with or without cause, by the Board in its sole discretion. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed by the Board. Any appointment pursuant to this Section 10 may be revoked at any time by the Board.

10. Limitations on Authority. The authority of the Board over the conduct of the business affairs of the Company shall be subject only to such limitations as are expressly stated in this Agreement or in the Act.

11. Indemnification. The Company shall, to the fullest extent authorized by the Act, indemnify and hold harmless any member, manager, officer or employee of the Company from and against any and all claims and demands arising by reason of the fact that such person is, or was, a member, manager, officer or employee of the Company.

12. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the written consent of the Member to such effect; and (b) the entry of a decree of judicial dissolution under § 18-802 of the Act.

13. Consents by Member. Any action that may be taken by the Member at a meeting may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by the Member.

14. Amendments. Except as otherwise provided in this Agreement or in the Act, this Agreement may be amended only by the written consent of the Board to such effect.

15. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by, the laws of the State of Delaware.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the date above first written.

VIKING ACQUISITION INC.

By:

	Name:	David Burgstahler
	Title:	President

Signature Page to Limited Liability Company Agreement

Schedule 1

Initial Officers

Name	Title
David Lundstedt	President and Chief Executive Officer

Derek Gordon	Secretary

Bevin O’Neil	Assistant Secretary